EXHIBIT 11

                     NETSPEAK CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET LOSS PER SHARE
                     FOR THE YEAR ENDED DECEMBER 31, 1996

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
Net loss  ..................................................................   $(2,865,704)
                                                                               ============
Weighted average Common Stock outstanding during the year ended
 December 31, 1996 .........................................................     7,018,805
Effect of shares issued within 12 months of the initial public offering  ...       679,727
Effect of options granted within 12 months of the initial public offering,
 using the treasury stock method  ..........................................       251,361
Effect of warrants granted within 12 months of the initial public offering,
 using the treasury stock method  ..........................................       267,258
                                                                               ------------
Shares used in computing net loss per share   ..............................     8,217,151
                                                                               ============
Net loss per share .........................................................   $     (0.35)
                                                                               ============
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